EXHIBIT 23.2

Consent of KPMG LLP, Independent Auditors

The Board of Directors

Nuvelo, Inc.

We consent to the use of our report dated February 5, 2003, with respect to the consolidated balance sheets of Nuvelo, Inc. (formerly Hyseq, Inc.) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

January 23, 2004